Exhibit 99.1

CommerceTel Acquires Key Telecom Patent

SAN DIEGO, CA (March 23rd, 2011)  CommerceTel Corporation (OTCBB: MFON), an award-winning provider of proprietary mobile marketing technologies and solutions, announced today that it has acquired a key patent in the Telecommunications and Internet sector.

US Patent number 6,788,769 B1 covers a method and system for using telephone numbers as a key to address email and online content without the use of a lookup database. Using this system, a phone number is used to access a website or an email address in exactly the same way it is used to dial a telephone.

“While domain names have dominated the addressing scheme for the traditional Internet, phone numbers have become the de facto standard response mechanism in the mobile marketing space,” said Dennis Becker, CEO of CommerceTel. “Obtaining this patent provides CommerceTel with a highly relevant intellectual property position in this rapidly growing space.”

“A directory mapping a phone number to a Website is utilized whenever a consumer sends a text message to retrieve a link to a mobile Website, and this form of interaction is only becoming more prevalent in the marketplace,” added Becker. “This patent embodies just this application and we’re excited to add it to our portfolio.”

In addition to telephone number keyed addressing, CommerceTel’s patented system details the use of application-based directory systems utilizing telephone-keyed addressing to bridge between the existing numbers and addresses of any of the owner's communications devices. For example, entering a phone number into a web interface could present a menu of communications options, allowing connection to a website, to a home, office and/or mobile phone, even to a fax machine. This element to the claims could have huge ramifications in the industry as the line between the “Web” and mobile  applications continues to blur.

For more information, please visit http://www.commercetel.com.

About CommerceTel

CommerceTel is an award-winning provider of proprietary mobile marketing technologies and the inventor of C4, a unique, enterprise-grade platform empowering brands to engage mobile consumers via multiple channels. The only system of its kind, C4 is a cloud-based solution providing broad mobile communications and extensive CRM features. It is integrated with multiple tier-one PSTN/ IP carriers and micropayment processing facilities as well as with carrier premium SMS billing systems.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements including words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the impact of intense competition, the continuation or worsening of current economic conditions and the condition of the domestic and global credit and capital markets as well as the Risk Factors disclosed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 27, 2010. Further information on CommerceTel's risk factors is contained in its filings with the Securities and Exchange Commission. CommerceTel does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor Contacts:

John Liviakis

Liviakis Financial Communications

Phone: 415.389.4670

john@liviakis.com

Company Contact:

Dennis Becker, CEO CommerceTel Corp.

Phone: 619.725.0990

dennisb@commercetel.com